Exhibit 99.1

LogicMark, Inc. Reports Fourth Quarter and Full Year 2023 Results

Fourth Quarter Year Over Year Revenue Increased 13% and Gross Profit Increased 21%

LOUISVILLE, Ky., April 18, 2024 (GLOBE NEWSWIRE) -- LogicMark, Inc. (Nasdaq: LGMK), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Chia-Lin Simmons, Chief Executive Officer, shared her thoughts on LogicMark’s results stating, “Our team’s remarkable accomplishments during 2023 are a testament to our collective dedication. We finished the year with strong momentum, increasing fourth-quarter revenues by 13% and improving gross profit by 21% year-over-year. Moreover, we achieved a 66% gross margin in the fourth quarter, an improvement of 450 bps from last year’s fourth quarter. In addition to strong financial results, we expanded our software and technology suite to complement the launch of two new products.

“During the fourth quarter, we launched two highly anticipated products. Firstly, the Freedom Alert Plus is a unique Wi-Fi and touch-screen-enabled device. Secondly, the new 4G Freedom Alert Mini is a smaller form factor device to meet the needs of those on the go. Both products include monthly 24/7 monitoring service by US-based emergency operators and patented multi-sensor fall detection, providing safety, convenience, and peace of mind. These products are available for purchase at the new LogicMark store on Amazon.com and on our recently upgraded eCommerce website portal.

“We then kicked off 2024 with entry into a new market by releasing our subscription-based software application called Aster, now available on the Apple and Google Play Stores. This standalone software contains many features to provide peace of mind to users of all ages, allowing them to remain connected to their loved ones or caregivers. To complement the software, the LogicMark Bluetooth button can be attached to a pocket, key, or bag, and when paired with Aster, it can serve as a quick-access emergency device. Aster is an excellent example of how our Caring Platform as a Service (CPaaS) model can be leveraged to launch other IoT solutions.

“Looking ahead, we plan to expand our cellular-based product line and features to provide multi-layer safety support using CPaaS. This will allow us to integrate with various third-party connected and wearable devices and services to serve our customers at home or on the go. We are passionate about developing and implementing our technology solutions, utilizing leading-edge AI and machine learning tools to improve the quality of life for everyone,” concluded Ms. Simmons.

Fourth Quarter 2023 Financial Summary

●	Revenue in the fourth quarter of 2023 was $2.4 million, a 13% increase from $2.1 million in the same period last year. This quarter’s year-over-year comparison saw the end of one-time incremental sales in the prior year’s results due to the sunsetting of 3G service by the mobile carriers.

●	Gross profit in the fourth quarter of 2023 was $1.6 million, up 21% from $1.3 million in the same period last year. Gross profit improved from increased sales and cost reductions.

●	Gross margin improved to 66.0% in the fourth quarter of 2023, a 450 bp increase from the same period last year. In addition to the impact of selected price increases taken last July, improvements in both inbound and outbound shipping costs continue to be realized.

●	In the fourth quarter of 2023, a deemed dividend of $0.9 million was recorded due to the warrant inducement transaction completed in November 2023, as well as a $7.8 million goodwill impairment charge. Both expenses were non-cash.

●	Excluding the impact of the goodwill impairment charge, total operating expenses for the fourth quarter of 2023 were $3.2 million, compared to $3.7 million in the same period last year, a 14% decrease.

●	Net loss was $1.73 per share on 1.7 million weighted shares outstanding in the quarter, excluding the impact of the impairment charge and deemed dividend, compared with a net loss of $5.23 per share on 0.5 million weighted shares outstanding in the prior-year quarter. Adding back the two non-cash charges, the net loss was $5.74 per share.

Full Year 2023 Financial Summary

●	Total annual revenue for 2023 was $9.9 million, a 17% decrease from the prior year’s revenue of $11.9 million. This decrease was due to one-time revenues in the prior year’s results that were driven by replacement sales related to the 3G sunsetting by mobile carriers.

●	Gross profit was $6.7 million, down slightly from $7.2 million in the prior year. Cost reduction measures helped offset some of the impact from lower year-over-year revenues.

●	Gross margin improved to 67.1% in 2023, a 640 bp increase from the full year 2022. As was the case in the fourth quarter, much of the improvement resulted from lower inbound and outbound shipping costs.

●	Total operating expenses for the year were relatively unchanged at $14.2 million for the year ended 2023, compared with $14.1 million for the year ended 2022, excluding the recent quarter’s goodwill impairment charge.

●	The net loss for 2023 was $4.03 per share on 1.4 million weighted shares outstanding, compared with the prior year’s net loss of $15.15 per share on 0.5 million weighted shares outstanding, excluding the impact of the impairment charge and deemed dividend. Adding back the two non-cash charges, the 2023 net loss was $11.66 per share.

As of December 31, 2023, the Company had cash and cash equivalents of $6.4 million, compared with $7.0 million at the end of December 2022. During the year ended December 31, 2023, the Company received gross proceeds of $6.4 million from issuing common stock, warrants, and the exercise of common stock purchase warrants.

Investor Call and SEC Filings

Chia-Lin Simmons, CEO, and Mark Archer, CFO, will host a live investor call and webcast to review the results today, Thursday, April 18, 2024, at 1:30 PM (PDT) / 4:30 PM (EDT).

Investors and analysts wishing to participate in the conference call must register to obtain their dial-in and pin number here:

https://register.vevent.com/register/BI2ce1241f4eec494dab730a8fb99713f4.

To listen to the live webcast, please visit the LogicMark Investor Relations website here or use the following link:  https://edge.media-server.com/mmc/p/z449z9mq.

The associated press release, SEC filings, and webcast replay will also be accessible on the Company’s investor relations website.

About LogicMark

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. LogicMark provides personal emergency response systems (PERS), health communications devices, personal safety apps, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. To learn more, visit logicmark.com and investors.logicmark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the Company’s financials, the status of and plans for its products and services described above, and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations:

investors@logicmark.com

LogicMark, Inc.

BALANCE SHEET

	As of December 31,	As of December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$6,398,164	$6,977,114
Restricted cash	-	59,988
Accounts receivable, net	13,647	402,595
Inventory	1,177,456	1,745,211
Prepaid expenses and other current assets	460,177	349,097
Total Current Assets	8,049,444	9,534,005

Property and equipment, net	203,333	255,578
Right-of-use assets, net	113,761	182,363
Product development costs, net of amortization of $68,801 and $15,029, respectively	1,269,021	646,644
Software development costs, net of amortization of $23,354 and $0, respectively	1,299,901	364,018
Goodwill	3,143,662	10,958,662
Other intangible assets, net of amortization of $5,666,509 and $4,904,713, respectively	2,938,058	3,699,854

Total Assets	$17,017,180	$25,641,124

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$901,624	$673,052
Accrued expenses	1,151,198	1,740,490
Total Current Liabilities	2,052,822	2,413,542
Other long-term liabilities	51,842	440,263
Total Liabilities	2,104,664	2,853,805

Commitments and Contingencies

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of December 31, 2023 and December 31, 2022	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 and 173,333 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively, aggregate liquidation preference of $319,000 as of December 31, 2023 and $520,000 as of December 31, 2022	319,000	520,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 2,150,412 and 480,447 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	216	48
Additional paid-in capital	112,946,891	106,070,253
Accumulated deficit	(100,160,891)	(85,610,282)

Total Stockholders’ Equity	13,105,216	20,980,019

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$17,017,180	$25,641,124

LogicMark, Inc.

STATEMENT OF OPERATIONS

	For the three months ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenues	$2,425,689	$2,146,532	$9,929,629	$11,916,482
Costs of goods sold	825,566	825,416	3,269,967	4,685,639
Gross Profit	1,600,123	1,321,115	6,659,662	7,230,843

Operating Expenses
Direct operating cost	300,623	260,988	1,142,596	1,455,450
Advertising cost	80,120	37,503	270,709	105,672
Selling and marketing	585,981	403,385	2,206,091	1,094,628
Research and development	175,833	399,348	982,684	1,241,265
General and administrative	1,719,811	2,202,520	8,478,947	9,037,794
Other expense	17,554	148,684	147,506	374,389
Goodwill impairment	7,815,000	-	7,815,000	-
Depreciation and amortization	295,127	228,450	944,596	828,137

Total Operating Expenses	10,990,049	3,680,879	21,988,129	14,137,335

Operating Loss	(9,389,926)	(2,359,764)	(15,328,467)	(6,906,492)

Other Income
Interest income	71,960	61,736	221,871	119,483
Other Income	-	-	246,138	-
Total Other Income	71,960	61,736	468,009	119,483

Loss before Income Taxes	(9,317,966)	(2,298,027)	(14,860,458)	(6,787,009)
Income tax (benefit) expense	(313,158)	137,956	(309,849)	137,956
Net Loss	$(9,004,808)	$(2,435,983)	$(14,550,609)	$(6,924,965)
Preferred stock dividends	(75,000)	(75,000)	(300,000)	(328,456)
Deemed dividend	(930,122)	-	(930,122)	-
Net Loss Attributable to Common Stockholders	$(10,009,930)	$(2,510,983)	$(15,780,731)	$(7,253,421)

Net Loss Per Share - Basic and Diluted	$(5.74)	$(5.23)	$(11.66)	$(15.15)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	1,744,081	480,447	1,353,333	478,705

Source: LogicMark, Inc.

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